EXHIBIT 4.3
TOYS "R" US, INC.
and
UNITED JERSEY BANK,
Trustee
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First Supplemental Indenture
Dated as of January 1, 1996
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To Evidence the Assumption by
TOYS "R" US, INC. (f/k/a TOYS "R" US-HEADQUARTERS, INC.)
of the Obligations of
TOYS "R" US-DELAWARE, INC. (f/k/a TOYS "R" US, INC.)
under the
INDENTURE
Dated as of August 29, 1991

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FIRST SUPPLEMENTAL INDENTURE, dated as of January 1, 1996 (the "First Supplement"), among TOYS "R" US-DELAWARE, INC. (f/k/a TOYS "R" US, INC.), a Delaware corporation (the "Predecessor"), TOYS "R" US, INC. (f/k/a TOYS "R" US-HEADQUARTERS, INC.), a Delaware corporation (the "Company"), and UNITED JERSEY BANK, a New Jersey banking corporation, as trustee (the "Trustee").
RECITALS
The Company's predecessor, the Predecessor, and the Trustee have heretofore executed an Indenture, dated as of August 29, 1991 (the "Indenture"), under which Securities (as defined in the Indenture) of the Predecessor were issued and are outstanding.
Effective as of 5:00 p.m. on the date hereof (the "Effective Time"), pursuant to Section 251(g) of the Delaware General Corporation Law and the Agreement and Plan of Merger, dated as of December 8, 1995 (the "Agreement and Plan of Merger"), among the Predecessor, the Company and TRU Interim, Inc., a wholly-owned Delaware subsidiary of the Company, each share of common stock, par value $.10 per share, of the Predecessor issued and outstanding or held in its treasury immediately prior to the Effective Time was converted into one share of common stock, par value $.10 per share, of the Company ("Company Common Stock"), the Predecessor became a direct wholly-owned subsidiary of the Company and the Company became the holding company for Toys "R" Us' operating subsidiaries.
Pursuant to Section 2.5.1 of the Agreement and Plan of Merger, at the Effective Time, the Company assumed the obligations of the Predecessor in respect the Predecessor's outstanding publicly-held debt that was issued under the Indenture. In addition, the Predecessor and the Company executed an Instrument of Assumption, dated as of December 8, 1995, pursuant to which the Company will assume, as of the Effective Time, the obligations of the Predecessor arising from the terms, covenants, conditions and provisions of the Indenture.
The Company, as a successor corporation, desires to succeed to the Predecessor's rights and obligations under the Securities and the Indenture and to comply with the requirements of the Indenture with respect to the execution of a supplemental indenture in connection with such succession and assumption of obligations.
NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:
For and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:
1.Assumption. The Company hereby assumes from the Predecessor and undertakes to perform, pay or discharge all obligations of the Predecessor, in lieu of and in substitution for the Predecessor, arising from the terms, covenants, conditions and provisions of the Indenture, including the due and punctual payment of the principal of (and premium, if any) and interest on all the Securities (as defined in the Indenture) and the performance of every covenant of the Indenture on the part of the Predecessor to be performed or observed.

2.Substitution of Successor Corporation. The Company shall succeed to, and be substituted for, and may exercise every right and power of, the Predecessor under the Indenture with the same effect as if the Company had been named as the Predecessor therein.
3.Governing Law. This First Supplement shall be construed in accordance with and governed by the laws of the State of New York.
4.Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
5.Trustee Not Responsible. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplement.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

TOYS "R" US, INC.

By: /s/ Louis Lipschitz
Name: Louis Lipschitz

Title:	Senior Vice President – Finance and Chief Financial Officer
Attest:

/s/ Andre Weiss
Secretary

TOYS “R” US-DELAWARE, INC.

By: /s/ Louis Lipschitz
Name: Louis Lipschitz

Title:	Senior Vice President – Finance and Chief Financial Officer

Attest:

/s/ Andre Weiss
Secretary

UNITED JERSEY BANK

By: /s/ Donna J. Flanagan
Name: Donna J. Flanagan
Title: Vice President
Attest:

/s/ Debra Schwalb
Title: Assistant Secretary

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